Exhibit 10.2
Third Amendment to Offer Letter between Galena Biopharma, Inc. and Thomas J. Knapp

This third amendment (“Third Amendment”) to the Offer Letter dated June 23, 2015 between Galena Biopharma, Inc. and Thomas J. Knapp (“Offer Letter”) is made this January 31, 2017 and amends the Offer Letter with the following provisions:

1.
The term of the Third Amendment (“Third Amendment Term”) will commence on April 1, 2017 and end on December 31, 2017, unless sooner terminated as provide in the Offer Letter or is extended by mutual agreement.

2.
During the Third Amendment Term, the salary shall be $28,453.76 ($341,445 annualized) per month (prorated for any period of less than a full month), payable in accordance with our standard payroll practices and subject to deductions for applicable federal, state and local withholding.

3.	You will be paid a 2017 bonus based on a target bonus percentage of 30% payable on or before December 31, 2017.

4.
In the event you are terminated without Cause during the Second Amendment Term or Third Amendment Term; provided, however, that Employer shall remain obligated to continue paying your base salary at the time of termination for a period of six months following the termination. Upon any termination, Employee shall be entitled to payment of any unused vacation time (only as accrued as of the date of such termination as provided in this Agreement and in accordance with applicable law) and reimbursement of business expenses accrued but unpaid as of the date of termination. If during the Second Amendment Term or Third Amendment Term, there is a Change of Control of Employer and (i) the Employee is terminated without Cause, (ii) the compensation, benefits, title, or duties of Employee under this Agreement are significantly reduced, or (iii) Employee must relocate more than 50 miles from his current residence, Employee shall be considered terminated by Employer without Cause and Employer or any successor to Employer shall remain obligated to continue paying your base salary at the time of termination for a period of twelve months following the date of termination, with all of the benefits and payments due Employee as detailed in this Section.

a.	Cause shall mean any of the following:

(i)
Employee's breach of any material term of this Agreement, including its Exhibits; provided that the first occasion of any particular breach shall not constitute Cause unless Employee shall have previously received written notice from Employer stating the nature of such breach and affording Employee at least ten days to correct such breach;

(ii)	Employee s conviction of, or plea of guilty or nolo contendere to, any felony or other crime of moral turpitude;

(iii)	Employee's act of fraud or dishonesty injurious to Employer or its reputation;

(iv)
Employee's continual failure or refusal to perform his material duties as required under this Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten days to correct the same;

(v)	Employee's act or omission that, in the reasonable determination of Employer's Board (or a Committee of the Board), indicates alcohol or drug abuse by Employee; or

(vi)
Employee's act or personal conduct that, in the judgment of the Board (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.

b.
Change of Control shall mean any of the following transactions, provided, however, that the Company shall determine whether multiple or successive transactions are related to constitute a Change in Control, and its determination shall be final, binding and conclusive: (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-‐3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; (2) the consummation of the sale, liquidation or disposition by the Company of all or substantially all of the Company's assets; or

(3) the consummation of a merger, consolidation, reorganization or other corporation transaction involving the Company, in each case, in which the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such transaction.

5.
The Company will grant you under its 2016 Incentive Plan (the “2016 Plan”), a non-‐qualified stock option to purchase up to 10,000 shares of common stock of the Company. The option will have an exercise price equal to the closing price of our common stock on the date of grant, will vest in equal monthly installments over Third Amendment Term, beginning 1 month from the date of grant, so long as you remain in the Company’s continuous service through each monthly vesting date, and be on such other terms and provisions as are contained in the Company’s standard-‐form nonqualified stock option agreement under the 2016 Plan.

This offer letter and any dispute concerning the validity, enforceability or interpretation of this offer letter or the terms of your employment will be

Governed by the internal laws of the State of California without regard to conflict-‐of-‐law principles.

All other terms in the Offer Letter shall remain in full force and effect.
Galena Biopharma, Inc.    Thomas J. Knapp
/s/ Stephen Ghighlieri    /s/ Thomas J. Knapp
By:    Stephen Ghiglieri    Date: February 7, 2017
Title: Executive Vice President,
Chief Financial Officer
Date: February 7, 2017